As filed with the Securities and Exchange Commission on December 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2681268
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606-6303

(Address of Principal Executive Offices) (Zip Code)

Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan

(Full Title of the Plan)

K. Steven Blake, Secretary

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606-6303

(Name and Address of Agent for Service)

(312) 496-1200

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Christopher M. Bartoli, Esq.

Baker & McKenzie LLP

130 East Randolph Drive

Chicago, Illinois 60601

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan	$30,000,000	100%	$30,000,000	$3,210

(1)	The Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan obligations are unsecured obligations of Heidrick & Struggles International, Inc. to pay deferred compensation in the future in accordance with the terms of the Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Heidrick & Struggles International, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1), above.

Information in Current Reports on Form 8-K furnished to the Commission, including Item 2.02 or 7.01 of Form 8-K prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan (the “Plan”), certain management and highly compensated employees of the Company and certain of its affiliates may defer a portion of their annual compensation.

Amounts deferred by a participant under the Plan will be credited by book entry to the participant’s Plan account. The value of a participant’s Plan account will be based on amounts deferred and the performance of investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no contributions actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. The Board of Directors of the Company, any committee thereof or any non-board committee appointed by the Board of Directors or a committee thereof will have the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.

The obligations of the Company under the Plan (the “Obligations”) are unsecured general obligations to pay in the future the value of the deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency.

The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company may establish a trust to hold assets to be used for payment of Obligations. The assets held by such trust will be subject to the claims of the Company’s general creditors.

Obligations are generally payable under the Plan upon (i) termination of employment, (ii) the cessation of an employee to be a member of a select group of management or a highly compensated employee or the failure of an employee to satisfy other eligibility requirements for participation in the Plan which are designated by the Company, (iii) a determination by the Company that a participant has suffered an unforeseeable emergency and that payment of that portion of the Obligations attributable to the participant is otherwise appropriate, and (iv) termination of the Plan. Under certain circumstances, the Plan also permits a participant to elect to receive an in-service distribution of amounts attributable to the participant under the Plan.

The Obligations cannot be assigned, alienated, pledged or encumbered by any Plan participant. The Obligations are not convertible into any security of the Company.

The Company may amend the Plan from time to time, except that no such amendment may reduce the value of a participant’s vested account balances to less than the amount (as subsequently adjusted for earnings and losses) the employee would be entitled to receive if the employee had resigned on the day of the amendment.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered hereby will be passed upon for the Company by Baker & McKenzie LLP, the Company’s outside counsel.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes the Company to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of officers and directors of the Registrant to the fullest extent authorized by Section 145 of the Delaware Law. The Amended and Restated Certificate of Incorporation authorize the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant or its subsidiaries against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of the Registrant’s Amended and Restated Certificate of Incorporation.

The Registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant from any claim arising out of an alleged wrongful act by such person in their respective capacities as directors and officers of the Registrant. Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. The Registrant’s Amended and Restated Certificate of Incorporation limits a director’s liability in accordance with Section 102(b)(7) of Delaware Law.

The Plan provides for indemnification, to the maximum extent permitted by law, of the Compensation Committee of the Board of Directors, the Administrator of the Plan and certain other persons with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1(1)	Amended and Restated Certificate of Incorporation of Heidrick & Struggles International, Inc.

4.2(2)	Amended and Restated By-Laws of Heidrick & Struggles International, Inc.

5.1	Opinion of Baker & McKenzie LLP, counsel to the Company, with respect to the legality of the securities being registered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker & McKenzie LLP included in Exhibit 5.1.

24.1	Power of Attorney (included in the signature page).

(1) Incorporated by reference from Exhibit 3.02 of the Company’s Registration Statement on Form S-4 (File No. 333-61023)

(2) Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-25837).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 5th day of December, 2005.

Heidrick & Struggles International, Inc.

By:	/s/ Thomas J. Friel
Thomas J. Friel
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Heidrick & Struggles International, Inc., hereby severally and individually constitute and appoint Thomas J. Friel and Eileen A. Kamerick, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Thomas J. Friel Thomas J. Friel	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2005

/s/ Eileen A. Kamerick Eileen A. Kamerick	Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2005

/s/ Richard I. Beattie Richard I. Beattie	Director	November 30, 2005

/s/ Antonio Borges Antonio Borges	Director	November 29, 2005

/s/ John A. Fazio John A. Fazio	Director	November 28, 2005

/s/ Jill Kanin-Lovers Jill Kanin-Lovers	Director	December 3, 2005

/s/ Robert E. Knowling, Jr. Robert E. Knowling, Jr.	Director	November 29, 2005

/s/ Gerard R. Roche Gerard R. Roche	Director	November 28, 2005

V. Paul Unruh	Director	, 2005

Douglas C. Yearley	Director	, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Amended and Restated Certificate of Incorporation of Heidrick & Struggles International, Inc.

4.2(2)	Amended and Restated By-Laws of Heidrick & Struggles International, Inc.

5.1	Opinion of Baker & McKenzie LLP, counsel to the Company, with respect to the legality of the securities being registered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker & McKenzie LLP included in Exhibit 5.1.

24.1	Power of Attorney (included in the signature page).

(1)	Incorporated by reference to Exhibit 3.02 of the Company’s Registration Statement on Form S-4 (File No. 333-61023))

(2)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-25837).